Exhibit 99.1

BLUE RIDGE INVESTMENTS, L.L.C.
214 N Tryon St.
Charlotte, NC 28255

December 13, 2012

BY CERTIFIED MAIL

MBIA Inc.
113 King Street
Armonk, New York 10504
Attention: General Counsel

The Bank of New York Mellon Corporation
101 Barclay Street, 21 West
New York, New York 10286
Attention: Corporate Trust Administration

Ladies and Gentlemen:

Reference is made to that certain Senior Indenture, dated as of November 24, 2004, by and between MBIA Inc. (the "Company") and The Bank of New York, as trustee (as supplemented by the First Supplemental Indenture, dated as of November 24, 2004, the "Indenture").  Capitalized terms used, but not otherwise defined, in this letter shall have the meanings ascribed to them in the Indenture.  This letter constitutes a "Notice of Default" under Section 501(3) of the Indenture.

Blue Ridge Investments, L.L.C. is the Holder of $135,633,000 in principal amount of the series of Securities entitled 5.70% Senior Notes due 2034 (the "Senior Notes"), representing in excess of 25% in aggregate principal amount of the Outstanding Securities of such series of Senior Notes under the Indenture.  This notice is delivered pursuant to Section 501(3) of the Indenture to notify you of a default in the performance by the Company of the covenants under the Indenture described below.

On November 21, 2012, the Company entered into a supplemental indenture purporting to amend the Indenture to change the subsidiary of the Company that would be a "Restricted Subsid iary" (the "Proposed Amendment").  To validly enter into this supplemental indenture, the Indenture requires that the Proposed Amendment receive the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture.  The Company commenced a consent solicitation to obtain the requisite consents on November 7, 2012, offering to pay a consent fee of $10.00 for each $1,000 in aggregate principal amount of Senior Notes.  However, shortly before the expiration of the consent solicitation, the Company acquired approximately $170,000,000 of Senior Notes at prices significantly higher than the market price.

It is clear that these repurchases were completed with the tacit understanding that the Holder of such Senior Notes consent to the Proposed Amendment. As such (i) these purchases constitute an additional consent payment that was not made available to all Holders, and (ii) given that there was an agreement, arrangement or understanding with respect to the Company's acquisition of the Senior Notes, the Company had beneficial ownership of the Senior Notes at the time that the consent was obtained.

The payment of a consent fee to some Holders in a manner that does not make such fee available to all Holders is a violation of the implied covenant of good faith and fair dealing, as MBIA paid this higher consent fee to only a select few. Not only do the Company's actions with respect to the Proposed Amendment constitute a default due to the Company's breach of its implied covenant of good faith and fair dealing, it also invalidates the consents received with respect to the Proposed Amendment.

Furthermore, once the Company obtained beneficial ownership of the Senior Notes, they ceased to be Outstanding Securities for purposes of the Indenture, and the consent received with respect thereto was invalid with respect to any subsequently executed supplemental indenture.  The Company's execution of a supplemental indenture without the requisite consent breaches Section 902 of the Indenture and constitutes a default under Section 501(3) of the Indenture.

We hereby require the Company to remedy these breaches within the time period specified  in Section 501(3) of the Indenture.

Very truly yours,

/s/ Richard Knaub

Richard Knaub
Senior Vice President

2